Filed Pursuant to Rule 433 under the Securities Act of 1933
Registration Statement No. 333-149630
Issuer Free Writing Prospectus, dated March 11, 2008

FINAL TERM SHEET

Lockheed Martin Corporation

Pricing Term Sheet

March 11, 2008

4.121% Notes due 2013

Issuer:	Lockheed Martin Corporation

Trade Date:	March 11, 2008

Settlement Date:	(T+3); March 14, 2008

Interest Payment Dates:	March 14 and September 14, commencing on September 14, 2008

Ratings:	Baa1 (Moody’s) /A- (S&P) /A- (Fitch)

Book-Running Manager:	Goldman, Sachs & Co.

Co-Managers:	Citigroup Global Markets Inc. J.P. Morgan Securities Inc.

Size:	$500,000,000

Maturity:	March 14, 2013

Coupon:	4.121% per annum, accruing from March 14, 2008

Denomination:	Minimum $2,000 and $1,000 multiples in excess thereof

Use of proceeds:	General corporate purposes

Price to Public:	100% of face amount, plus accrued interest, if any, from March 14, 2008

Yield to maturity:	4.121%

Spread to Benchmark Treasury:	+ 157 basis points

Benchmark Treasury:	2.75% due February 28, 2013

Benchmark Treasury Price and Yield:	100-29+ / 2.551%

Redemption Make-Whole Call:	At any time at a discount rate of Treasury plus 25 basis points.

CUSIP:	539830 AS8

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC that are incorporated by reference in this prospectus for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co., toll free, at 1-866-471-2526.

This pricing term sheet supplements the preliminary form of prospectus supplement issued by Lockheed Martin Corporation on March 11, 2008 relating to their Prospectus dated March 11, 2008.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

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